Indiana Gas Company, Inc.
                            and Subsidiary Companies

                Computation of Ratio of Earnings to Fixed Charges
                            (Thousands except ratios)

                                                  12 Months
Fixed Charges, as defined in                        Ended                Fiscal Year Ended September 30
    Regulation S-K, Item 503:                   June 30, 1997    1996       1995      1994       1993       1992
                                                -------------    ----       ----      ----       ----       ----

    Interest on LT debt                              14,019     14,882     13,474     14,798     15,304     13,885
    Interest on LT debt--nonutility                      --         --         --         --         --         --
    Interest on notes payable                         1,584        337        971        493        447        222
    Other Interest                                      824        688      1,085        746        889        449
    1/3 rent expense                                    954        937        865        949        916      1,086
                                                ------------------------------------------------------------------
   (1)    Total fixed charges                        17,381     16,844     16,395     16,986     17,556     15,642
                                                ==================================================================

EARNINGS:
    Net income before preferred stock dividends      37,466     38,630     32,109     34,596     28,534     25,743
    Income taxes
       Current                                       22,195     23,300     16,152     17,124     13,892     12,748
       Current-nonutility (IEI P.29 & Ind EN P.8)        --         --         --         --         --         --
       Deferred                                       1,209        804      3,994      3,273      2,931      2,073
       ITC                                             (930)      (930)      (930)      (930)    (1,007)      (929)
    Other income taxes
       Ind Gas(409201-409207, 409211-409217)           (991)      (606)      (586)    (1,490)       214     (1,092)
    Fixed charges (1)                                17,381     16,844     16,395     16,986     17,556     15,642
                                                ------------------------------------------------------------------
    (2)   Total earnings                             76,330     78.042     67,134     69,559     62,120     54,185
                                                ==================================================================

RATIO OF EARNINGS TO FIXED CHARGES
    (2) DIVIDED BY (1)                                  4.4        4.6        4.1        4.1        3.5        3.5
                                                ==================================================================
